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                                                             EXHIBIT 99


HOST MARRIOTT HOSPITALITY CLOSES
$1 BILLION BOND OFFERINGS

BETHESDA, MD, MAY 25, 1995 -- Host Marriott Hospitality, Inc., a wholly-owned subsidiary of Host Marriott Corporation, today announced that two of its wholly-owned subsidiaries closed the previously announced $1 billion of debt offerings.

        HMH Properties, Inc. (Properties), the owner of 70 of the company's 98 lodging properties, and Host Marriot Travel Plazas, Inc. (HMTP), the operator/manager of the company's food, beverage and merchandise concessions business, issued $600 million and $400 million, respectively, of senior notes, secured by the stock of certain of their subsidiaries. The company said that the bonds were issued at par and carry a 9.5% coupon rate with a final maturity of May 2005. Net proceeds to the company, after deducting commissions, totaled $974 million.

        The company said that proceeds of the offerings will be used to redeem all of its remaining bonds, which carry a weighted average interest rate of 10.4%, and to pay off the outstanding balance under Host Marriott's line of credit with Marriott International.

        In accordance with the terms of its indenture, Host Marriott Hospitality will redeem its remaining bonds on June 26, 1995. The redemption price is equal to 103% of principal plus accrued and unpaid interest on each series of bonds except for Series C. The redemption price for Series C bonds (9-1/8% due December 2000) is 100% of principal plus accrued and unpaid interest.

        The company stated that the purpose of the offerings is to help Host Marriott execute its business strategy and lower its cost of borrowing. More specifically, the offerings:

        1) Reduce the company's annual cash interest expense on the debt refinanced.

        2) Separately finance the Host/Travel Plazas concessions business permitting a potential spin-off.

        3) Provide Host Marriot with the ability to reinvest 100% of the proceeds from the sale of limited service hotels for the acquisition of full service hotels.

        Matthew J. Hart, Chief Financial Officer of Host Marriot, said "This is a great deal for our company -- we advanced some key strategic objectives with this financing while substantially reducing our interest expense. We are very pleased with the delivery and execution."